Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

NORTHERN TIER ANNOUNCES FOURTH QUARTER 2015 DISTRIBUTION OF $0.38 PER COMMON UNIT

Tempe, Ariz., - February 3, 2016 - (Globe Newswire) - Northern Tier Energy LP (NYSE:NTI) (“Northern Tier”) today announced the declaration of a cash distribution of $0.38 per common unit for the fourth quarter 2015. The distribution will be paid on February 19, 2016 to unitholders of record at the close of market on February 12, 2016.

This distribution totals $35.7 million for the fourth quarter 2015, and is net of customary reserves for cash interest expense of $7.1 million, cash income taxes paid of $3.4 million, MPL proportionate depreciation expense of $0.8 million, capital expenditures of $16.0 million, reserves for turnaround and related expenses of $7.5 million, reserves for organic growth projects of $7.5 million, and an increase in the working capital reserve of $8.0 million.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the prices received for finished products, (iii) working capital requirements, including inventory fluctuations, (iv) maintenance and regulatory capital expenditures, (v) organic growth capital expenditures less any amounts it may choose to fund with borrowings from its ABL Facility or by issuance of debt or equity securities and (vi) cash reserves deemed necessary or appropriate by the board of directors of its general partner.

As previously announced, Northern Tier will report its financial results for the fourth quarter and full year ended December 31, 2015, on Thursday, February 25, 2016, before the open of trading on the New York Stock Exchange. Northern Tier will also host a conference call to discuss these results on Thursday, February 25, 2016, at 11:30 a.m. EST.

Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (877) 728-3739 or (530) 379-4675 and the passcode 3976296. An audio webcast of the call, as well as a slide presentation, will also be available on the Investors section of www.northerntier.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.northerntier.com and for seven days following the call by dialing (855) 859-2056 or (404) 537-3406 and the passcode 3976296. The slide presentation will remain available on www.northerntier.com in accordance with the Northern Tier investor presentation archive policy.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 102 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Forward-Looking Statements and Qualified Notice

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future: payment of distributions including the amount and timing thereof; total distribution net of customary reserves; and operating performance, cash flows, fluctuations in crude oil and feedstock prices, finished product prices, capital expenditures, payments relating to working capital fluctuations and other cash reserves deemed necessary or appropriate by the board of directors of its general partner. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.